Exhibit 99.5

CONSENT OF CREDIT SUISSE

Regional Board of Directors

Visa Latin America and Caribbean

1004 N.W. 65th Avenue

Miami, FL 33126

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated June 8, 2007, to the Regional Board of Directors of Visa International Service Association, Latin America and Caribbean Region, included as Annex I to the Proxy Statement-Prospectus which forms a part of the Registration Statement on Form S-4 of Visa Inc. (“the Registration Statement”) and the references to our firm and our opinion in such Proxy Statement Prospectus under the headings “The Restructuring Transactions—Background to the Restructuring Transactions” and “The Restructuring Transactions—Opinion of Visa LAC’s Financial Advisor.” The foregoing consent applies only to Amendment No. 2 to the Registration Statement being filed with the Securities and Exchange Commission and not to any amendments or supplements thereto and our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Dated: July 30, 2007

CREDIT SUISSE SECURITIES (USA) LLC

By :	/s/ Stephen M. Gerson
Title :	Managing Director